UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Equal Energy Ltd.

(Name of Registrant as Specified In Its Charter)

Montclair Energy, LLC
W. Cobb Hazelrig
Frederick G. Wedell

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CONCERNED SHAREHOLDER OF EQUAL ENERGY LTD. CALLS ON BOARD TO MAXIMIZE SHAREHOLDER VALUE

Birmingham, Alabama – December 6, 2013

Montclair Energy, LLC ("Montclair") today expressed its concerns about the ongoing strategic process being conducted by the Board of Directors of Equal Energy Ltd. (NYSE: EQU; TSX: EQU) ("Equal Energy" or the “Company”).

Montclair first expressed an interest in acquiring Equal Energy in February, 2013. Montclair’s expression of interest followed the conclusion of the strategic review process carried out by the Equal Energy Board in 2012 that had failed to result in a sale transaction for the Company. Collectively, the principals of Montclair are the Company’s largest shareholder and most of the Company’s assets in the Hunton formation of Oklahoma (which constitute the principal assets of the Company) were initially explored, owned and operated by Montclair’s principals. Following the conclusion of the 2012 strategic review, Montclair recognized that existing management was not effectively operating the Company’s assets and that there was considerable room for the creation of value by taking the Company private. These efforts to acquire the Company, were rejected by the Board. On November 18, 2013, the Company announced that its Board continues to carry out a strategic review process that was initiated following Montclair’s offer to acquire the Company and that it is in exclusive negotiations with a party that has made a proposal. The Company has yet to provide any details about a proposed transaction.

Montclair is concerned that the Company’s current strategic process is not being effectively conducted, and, like the strategic review conducted in 2012, could fail to maximize shareholder value or even fail to result in presentation of a transaction to shareholders for consideration. Montclair notes that although the Company’s share price has risen since Montclair initially expressed its interest, these gains have largely been fueled by shareholder anticipation of an acquisition transaction rather than renewed confidence in management.

As one of Equal Energy’s largest shareholders, Montclair continues to consider all of its strategic options. Should the Company’s strategic review process fail to produce a value maximizing transaction for shareholders in the near term, Montclair will consider exercising its rights as a shareholder to propose a slate of independent directors for election to the Equal Energy Board of Directors.

ADDITIONAL INFORMATION

Montclair may decide to nominate a slate of independent directors that would exercise their independent judgement and duties as directors of Equal Energy and consider all alternatives to the existing process that would maximize value for the shareholders. If so, Montclair would file a proxy statement with the U.S. Securities and Exchange Commission ("SEC"). Any definitive proxy statement will also be mailed to stockholders of Equal Energy. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, would then also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available. INVESTORS AND SECURITY HOLDERS OF EQUAL ENERGY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED NOMINEES. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Montclair through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Montclair, W. Cobb Hazelrig and Frederick G. Wedell may be deemed to be participants in any proxy solicitations that may be made by Montclair. Mr. Hazelrig and Mr. Wedell own 100% of the equity interests in Montclair. Collectively Mr. Hazelrig and Mr. Wedell are the beneficial owners of approximately 5% of the outstanding common shares of Equal Energy.

For further information please contact:

W. Cobb Hazelrig

Montclair Energy

(205)803-0034